Exhibit 21.1

Subsidiaries of the Registrant

VIA optronics GmbH (Germany)

VIA optronics LLC (USA)

(Suzhou) Co., Ltd. (China)

VIA optronics (Taiwan) Ltd. (Taiwan)

VTS-Touchsensor Co., Ltd. (Japan)